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                                                                       Exhibit 5



                                  June 12, 1997



Aristar, Inc.
8900 Grand Oak Circle
Tampa, Florida  33637-1050


                  Re: Aristar, Inc. - Registration Statement on Form S-3 with respect to $800,000,000 aggregate principal amount of Debt Securities


Ladies and Gentlemen:

                  We have acted as counsel for Aristar, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement") with respect to
$800,000,000 aggregate principal amount of the Company's debt securities, which may be senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities" and, together with the
Senior Debt Securities, the "Securities"), for issuance from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"). The Senior Debt Securities will be issued pursuant to an indenture between the Company and First Union National Bank, as Trustee, and the Subordinated Debt Securities will be issued pursuant to an indenture between the Company and First Union National Bank, as Trustee (collectively, the
"Indentures" and individually, an "Indenture").
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Aristar, Inc.                           -2-                        June 12, 1997



                  In so acting we have examined originals (or copies certified or otherwise identified to our satisfaction) of the Registration Statement, the forms of Securities certificates, the forms of the Indentures, the Certificate of Incorporation and By-laws of the Company as in effect on the date hereof, corporate and other documents, records and papers, certificates of public officials and certificates of officers of the Company. In rendering this opinion, we have assumed the validity of and relied upon the representations of officers of the Company and of the Company's parent, Great Western Financial Corporation, as to certain factual matters relevant thereto.

                  On the basis of such examination, it is our opinion, assuming that (i) the applicable provisions of the Securities Act, the Trust Indenture Act of 1939, as amended, and the securities or blue sky laws of various states shall have been complied with, (ii) each of the Indentures shall have been duly authorized, executed and delivered, and (iii) the Securities shall have been duly authorized, executed, authenticated and delivered against the consideration therefor to be set forth in a supplement or supplements to the prospectus constituting a part of the Registration Statement:

         The Securities will be legally issued and will constitute valid and legally binding obligations of the Company entitled to the benefits of the applicable Indenture, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Opinions" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,


                                                   /s/ WINTHROP, STIMSON, PUTNAM
                                                              & ROBERTS